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                                                                    Exhibit 3.06
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------)
SHARON P. SANDLER,                          )      92 CIV 5292 (RWS)
                                            )
                        Plaintiff,          )
                                            )
           - against -                      )
                                            )
PROGRAMMING AND SYSTEMS                     )
INCORPORATED, IRWIN MAUTNER, ALVIN          )
LIPOFF, LESTER J. TANNER, KENNETH           )
FULD and MARTIN GREENSTEIN, C.P.A.,         )
                                            )
                        Defendants.         )
--------------------------------------------)

                 [SEAL OF U.S. DISTRICT COURT S.D. OF NEW YORK]

                            FINAL JUDGMENT AND ORDER
                   APPROVING SETTLEMENT BETWEEN PLAINTIFFS AND
                      PROGRAMMING AND SYSTEMS INCORPORATED,
                 IRWIN MAUTNER, ALVIN LIPOFF, LESTER J. TANNER,
                   KENNETH FULD AND MARTIN GREENSTEIN, C.P.A.

      The Court having held a hearing, as noticed, on January 5, 1994 at 9:30 a.m., pursuant to the Order Concerning Notice and Scheduling of this Court, dated November 17, 1993 (the "Order"), to determine the fairness, adequacy and reasonableness of a proposed settlement of the Class Action, as set forth in the said Order and in the Stipulation of Settlement, dated November 15, 1993 (the "Settlement Stipulation") (such Order, and Settlement Stipulation being sometimes hereinafter referred to as the "Settlement"), and to consider other matters set forth in said Order; and due and adequate notice (the "Notice") having been published and transmitted by first-class mail, postage prepaid, to those persons and entities who were identified as shareholders of record of the common stock of Programming and


FINAL JUDGMENT & ORDER
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Systems, Inc. ("PSI") at suspension of trading on June 17, 1992 and all such persons having any objection to the proposed settlement described in the Notice having been given an opportunity to present such objections to the Court and the Court having heard and considered the matter, including all papers filed in connection therewith and the oral presentations of counsel at said hearing, and good cause appearing therefor,

      IT IS HEREBY FOUND, ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

            1. A Class is hereby certified pursuant to Rule 23 of the Federal Rules of Civil Procedure defined as follows:

      All persons who owned the Common Stock of Programming and Systems, Inc. ("PSI") at the close of trading on the NASDAQ on June 17, 1992 and their successors in interest ("Class"). Excluded from the Class are the defendants herein, members of the immediate family of the individual defendants, members of PSI's management, any entity in which any of the defendants has a controlling interest, and the legal representatives, heirs, successors or assigns of any of the defendants.

            2. The Settlement of the Class Action and the terms of the Settlement Stipulation are fair, reasonable and adequate and in the best interests of the Class and are hereby approved.

            3. The plaintiff and Programming and Systems Incorporated, Irwin Mautner, Alvin Lipoff, Lester J. Tanner, Kenneth Fuld and Martin Greenstein, C.P.A. (the "Settling Defendants") are hereby ordered and directed to perform and consummate the Settlement in accordance with the terms and conditions of the Settlement Stipulation.

            4. The notification to the members of the Class regarding the


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Settlement is the best notice practicable under the circumstances and is in compliance Rule 23 of the Fed. R. Civ. P. and the requirements of due process of law.

            5. Class Action Complaint ("Complaint") in Civil Action No. 92 Civ. 5292 (the "Action"), filed in the United States District Court for the Southern District of New York, is hereby dismissed against all Defendants with prejudice, and without costs to any party, and any liability or claims asserted in the Action against the Defendants, or which could have been asserted in the Action, by or on behalf of the plaintiffs or members of the Class against any or all of the Defendants based on the facts alleged in the Complaint are hereby discharged.

            6. Without any further action by anyone, the plaintiff in the Action and all owners of PSI common stock on June 17, 1992, inclusive, and their transferees and successors in interest except for those persons identified on
Exhibit 1 hereto who submitted a timely and valid Request for Exclusion, on behalf of themselves, their heirs, executors, administrators, officers, directors, successors, assigns, and any person they represent (the "Releasors"), for good and sufficient consideration, are hereby deemed to have remised, released and forever discharged, and the Court hereby approves the remise, release and discharge of each and every class, derivative, individual and other claim, right, cause of action and issue, under United States or any other laws, known or unknown, which the Releasors, or any of them, had, now has or may hereafter have, against the Settling Defendants, or any of their present or former agents, directors, partners, principals, officers, employees, attorneys, accountants, subsidiaries, divisions, affiliates, predecessors, successors and assigns which (i) has been or might have been asserted in the Action


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or in any other action, court or forum in connection with, arising out of or in any way related to any acts, facts, transactions, occurrences, representations or omissions relating to PSI whether or not set forth or alleged in the Action, or (ii) arises from or is in any way related to the settlement of this Action (the "Released Claims"); provided, however, that this final Judgment and Order shall not effect a release of any action PSI may have against Martin Greenstein.

            7. Without any further action by anyone, the Settling Defendants, for good and sufficient consideration, are hereby deemed to have mutually remised, released, and forever discharged, and the Court hereby approves the mutual remise, release and discharge of any claim for indemnification or contribution which the Settling Defendants have or may hereafter have against each other which arises out of this Action except as to any claim by PSI against Martin Greenstein.

            8. All claims, right or cause of action against Martin Greenstein by PSI shall not be released or discharged or in any way affected by this Final Judgment and Order.

            9. Plaintiff's counsel's application for an Order establishing attorney's fees, reimbursement of expenses and award to named plaintiff is hereby approved. Specifically, the Court awards plaintiff's counsel's attorneys fees in the amount of $137,545.25 and reimbursement of expenses incurred in connection with this litigation in the amount of $32,860.14. Further, the Court awards named plaintiff Sharon Sandier $3500 as an incentive award for her efforts in obtaining substantial benefits on behalf of the Class. All amounts so awarded shall earn interest from the date of this Order, at the same rate as interest earned on the Settlement Fund until the date of payment as provided for in the Settlement.


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            10. The Court retains jurisdiction of this matter with respect to the effectuation of all aspects of the Settlement Stipulation, including but not limited to the claims of each Class Member filing Proofs of Claim and any other related matters.

            11. The provisions of paragraph 10 hereof respecting the retention of jurisdiction shall not affect the finality of this judgment as to matters not reserved. It is expressly determined that there is no just reason for delay of the entry of judgment herein and it is expressly directed that his Final Judgment and Order be entered pursuant to Rule 54(b) of the Federal Rules of Civil Procedure.


Dated: January 21, 1994                             SO ORDERED:
       New York, New York

                                                    /s/ R. SWEET
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                                                    U.S.D.J.


FINAL JUDGMENT & ORDER                                                         5